Exhibit 99.1

[CLOSURE MEDICAL CORPORATION LOGO]

NEWS RELEASE for February 12, 2004 at 9:04 AM EST

Contact:	Allen & Caron Inc Joe Allen (investors) 212-691-8087 joe@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CLOSURE Medical Corp Benny Ward, CFO 919-876-7800

CLOSURE MEDICAL REPORTS CONTINUED GROWTH

IN REVENUE AND NET INCOME FOR FOURTH QUARTER AND FISCAL YEAR 2003

Market Acceptance of Key Products Drives 47 Percent Annual Revenue Growth

RALEIGH, NC (February 12, 2004) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the fourth quarter and fiscal year ended December 31, 2003, and provided revenue and earnings guidance for the first quarter of 2004.

Fourth-quarter revenues increased 40 percent to $9.5 million, from $6.8 million during the same period of 2002. Full-year revenues increased by 47 percent, totaling $35.0 million, versus $23.7 million in the 2002 period. DERMABOND adhesive continued to be the Company’s main revenue contributor, driven by the early-2003 introduction of High-Viscosity DERMABOND, a thicker, easier to use formulation. Introduced into international markets in 2003, BAND-AID® Brand Liquid Bandage continued to provide significant revenue growth in just its second year of availability in the U.S.

Net income for the fourth quarter of 2003 was $2.3 million, or $0.15 per share, compared to prior-year adjusted net income of $1.2 million, or $0.08 per share. Full-year 2003 net income was $7.8 million, or $0.54 per share, representing an increase of 187 percent over adjusted 2002 net income of $2.7 million. The adjusted net income for the 2002 periods assumes the Company was required to report fully-taxed earnings at a 36 percent tax rate, as well as the elimination of a tax benefit recorded during the periods. The reported net income for the three- and twelve-month periods ended December 31, 2002, was $7.7 million and $10.1 million, respectively.

Daniel A. Pelak, President and CEO, commented, “Our financial performance in 2003 was unprecedented for CLOSURE, and we set forth a number of initiatives that we feel will provide a platform for long-term growth at CLOSURE. We enhanced the design of the DERMABOND delivery system by introducing ProPen and ProPen XL, which we launched in the U.S. in January 2004. By providing greater precision of application and control, we believe that these devices could increase the market penetration of DERMABOND. We also reorganized the management structure and added new senior executives in order to execute our strategy and continue growing the Company.”

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CLOSURE MEDICAL REPORTS FOURTH QUARTER & FISCAL 2003 RESULTS

Pelak continued, “Looking ahead, we are excited about the prospects for 2004. The strategic plan we adopted last year calls for continuing extensions of the current product portfolio, as well as a road map for expanding the core technology into new products, applications and markets. With our new synthetic vascular sealant product, we are now applying our core technology in an application inside the human body for the first time. Our pilot study for this product is now complete and, given the positive results thus far, we anticipate beginning the definitive study in the first half of 2004.”

Gross margins for both the fourth quarter and year ended December 31, 2003 were 76 percent, up from 74 and 73 percent, respectively, in the comparable 2002 periods. The improvement in gross margins during the 2003 periods is primarily attributable to increased efficiencies in both the automation of a filling process and the expansion of our adhesive manufacturing scale. The Company’s fourth-quarter and full-year 2003 operating margins also improved to 36 and 34 percent, respectively, compared to 25 and 17 percent in the corresponding 2002 periods.

“Our solid financial performance during 2003 demonstrates the operating leverage of our business model and its ability to generate positive cash flow. Our commitment to operational efficiency and expense control provided cash flow from operations of $11.5 million. Total cash and investments increased by $16.4 million, totaling $33.4 million at December 31, 2003,” said Benny Ward, VP of Finance and CFO.

Revenues for the first quarter of 2004 are expected to be in the range of $10.1 to $10.7 million, and earnings per share are expected to be in the range of $0.13 to $0.16. These estimates include a one-time revenue reduction of $490,000 for incentive payments to be made by CLOSURE to ETHICON, INC., a Johnson & Johnson Company. These incentive payments are being made to resolve issues related to the payment provisions of the supply and distribution agreement for the DERMABOND product and to maintain goodwill and the positive relationship between the companies. The Company maintains its current full-year 2004 guidance for revenue and earnings per share of $45.0 to $47.0 million and $0.65 to $0.70 per share, respectively.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress of its research and development programs for future products; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

TABLES FOLLOW

CLOSURE MEDICAL REPORTS FOURTH QUARTER & FISCAL 2003 RESULTS

CLOSURE Medical Corporation

Reconciliation of Non – GAAP Financial Measures

(In thousands)

	THREE MONTHS ENDED DECEMBER 31, 2002	TWELVE MONTHS ENDED DECEMBER 31, 2002

Net income, as reported	$7,739	$10,123
Reversal of tax expense recorded	(5,941)	(5,864)

Income before income taxes, as reported	1,798	4,259
Tax expense assuming a 36% tax rate	647	1,533

Adjusted net income	$1,151	$2,726

CLOSURE Medical Corporation

Statement of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2003	2002	2003	2002

Product sales	$9,220	$6,515	$33,933	$22,711
License and product development revenue	264	258	1,054	1,020

Total revenues	9,484	6,773	34,987	23,731
Cost of products sold	2,250	1,747	8,332	6,496

Gross profit	7,234	5,026	26,655	17,235

Research, development and regulatory affairs expenses	2,103	1,519	8,134	6,436
General and administrative expenses	1,716	1,799	6,592	6,855

Total operating expenses	3,819	3,318	14,726	13,291

Income from operations	3,415	1,708	11,929	3,944
Interest income, net	96	90	312	315

Income before income taxes	3,511	1,798	12,241	4,259
Provision (benefit) for income taxes	1,240	(5,941)	4,430	(5,864)

Net income	$2,271	$7,739	$7,811	$10,123

Shares used in computation of net income per common share:
Basic	13,991	13,549	13,758	13,535

Diluted	15,588	13,709	14,457	13,783

Net income per common share:
Basic	$0.16	$0.57	$0.57	$0.75

Diluted	$0.15	$0.56	$0.54	$0.73

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CLOSURE MEDICAL REPORTS FOURTH QUARTER & FISCAL 2003 RESULTS

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	December 31, 2003	December 31, 2002
Cash, cash equivalents and investments	$33,427	$17,042
Working capital	$30,974	$16,815
Total assets	$53,768	$36,747
Total debt obligations	—	$336
Total stockholders’ equity	$47,428	$29,190

Total shares outstanding	14,126	13,549

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